Exhibit 8.1

September 28, 2012

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $2,800,000 aggregate face amount of Medium-Term Notes, Series K, Securities Linked to the S&P 500® Index due September 30, 2027 as described in the Company’s Pricing Supplement No. 243 dated September 25, 2012 (“Pricing Supplement 243”) to the Prospectus Supplement dated April 13, 2012 (the “Prospectus Supplement”), and the Prospectus dated April 13, 2012 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”) and (ii) $52,186,000 aggregate principal amount of Medium-Term Notes, Series K, Notes due September 28, 2029 as described in the Company’s Pricing Supplement No. 248 dated September 25, 2012 (“Pricing Supplement 248”) to the Prospectus Supplement and the Prospectus. We hereby confirm our opinion as set forth under the headings “Material Tax Consequences” and “United States Federal Income Tax Considerations” in Pricing Supplement 243 and under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 248.

We hereby consent to the reference to us under the headings “Material Tax Consequences” and “United States Federal Income Tax Considerations” in Pricing Supplement 243 and under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 248 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP